GUARANTEE
This Guarantee (this “Guarantee”), effective as of September 16th, 2013, is made by FirstEnergy Corp., an Ohio corporation (“FirstEnergy”), in favor of the current and future participants of the FirstEnergy Corp. Executive Deferred Compensation Plan (each, a “Participant” and collectively, the “Participants”).
WHEREAS, FirstEnergy maintains the FirstEnergy Corp. Executive Deferred Compensation Plan (the “Plan”), which provides deferred compensation benefits to certain employees of FirstEnergy and its subsidiaries (each, a “Subsidiary” and collectively, the “Subsidiaries”);
WHEREAS, each Subsidiary is obligated to pay any benefits under the Plan to any Participant who was employed by such Subsidiary to the extent such benefits were accrued while the Participant was employed by such Subsidiary; and
WHEREAS, FirstEnergy desires to guarantee the payment obligations of each Subsidiary under the Plan.
NOW, THEREFORE, FirstEnergy agrees as follows:

1.
FirstEnergy does hereby guarantee payment, as provided under the terms of the Plan, of all current and future liabilities of each Subsidiary with respect to any benefit a Participant employed (or formerly employed) by such Subsidiary has accrued or will accrue under the Plan while employed by such Subsidiary.

2.
This Guarantee is in addition to the obligations each Subsidiary has under the terms of the Plan and nothing in this Guarantee shall modify any of the terms and conditions of the Plan, including, without limitation, the terms related to the time and form of payment of the benefits payable thereunder.

3.	This Guarantee shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws (other than conflicts of law provisions) of the State of Ohio.

GUARANTOR
FIRSTENERGY CORP.
/s/ James F. Pearson
_________________________
James F. Pearson
Senior Vice President and
Chief Financial Officer